Exhibit 5.1

March 26, 2014

Sangamo BioSciences, Inc.

501 Canal Boulevard, Suite A100

Richmond, CA 94804

RE:	Sangamo BioSciences, Inc. Registration Statement on Form S-3 (File No. 333-194126)

Ladies and Gentlemen:

We have acted as counsel to Sangamo BioSciences, Inc., a Delaware corporation (the “Company”), in connection with the filing of (i) the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “SEC”), (ii) the preliminary prospectus supplement of the Company dated March 19, 2014, including the accompanying base prospectus dated February 25, 2014, which was filed by the Company with the SEC on March 19, 2014 pursuant to Rule 424(b)(2) promulgated under the Securities Act (the “Preliminary Prospectus Supplement”), and (iii) the final prospectus supplement of the Company dated March 20, 2014, including the accompanying Base Prospectus, which final prospectus supplement was filed by the Company with the SEC on March 21, 2014 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus”), relating to the offering and sale by the Company of up to 4,444,444 shares of its Common Stock per share, plus an additional 666,666 shares of Common Stock that the underwriters have an option to purchase (collectively, the “Shares”).

In connection with this opinion letter, we have examined the Registration Statement, the Preliminary Prospectus Supplement, the Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, the Bylaws of the Company, and such other documents, records and other instruments, including resolutions adopted by the board of directors of the Company and the pricing committee of the board of directors of the Company at meetings or by written consent, as we have deemed appropriate for purposes of the opinion set forth herein.

Almaty    Beijing    Boston    Brussels    Chicago     Dallas    Frankfurt    Harrisburg    Houston    Irvine    London    Los Angeles    Miami

Moscow    New York    Palo Alto    Paris    Philadelphia    Pittsburgh    Princeton    San Francisco    Tokyo    Washington    Wilmington

Sangamo BioSciences, inc.

March 26, 2014

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The opinion expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP